Exhibit 99.1

KONTOOR BRANDS REPORTS THIRD QUARTER 2021 RESULTS; RAISES OUTLOOK FOR FISCAL 2021

•Q3 Reported EPS of $1.07; Adjusted EPS of $1.28
•Q3 Reported Revenue of $652 million increased 12 percent compared to the prior year
•Q3 Reported Gross Margin of 44.4 percent increased 20 basis points compared to the prior year; Q3 Adjusted Gross Margin of 44.1 percent increased 80 basis points compared to the prior year
•Fiscal 2021 guidance raised; Adjusted EPS is now expected to be $4.15 to $4.20, up from the prior range of $3.90 to $4.00

GREENSBORO, N.C. - November 4, 2021 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its third quarter ended October 2, 2021.

“Kontoor is uniquely positioned to win in the marketplace, as evidenced by another quarter of broad-based strength across segments, channels and regions. And we expect our momentum to continue building, as reflected in our raised fiscal year guidance. Our strategic investments in key TSR-bolstering enablers such as digital, demand creation and people should fuel our accelerating fundamentals," said Scott Baxter, President and Chief Executive Officer, Kontoor Brands.

“Additionally, our balanced capital allocation strategy affords us enhanced optionality. We are continuing to invest in pillars of growth, while also delivering superior cash returns to our stakeholders. This is highlighted in the recently announced dividend increase and initial share repurchases during the third quarter,” added Baxter.

This release refers to “adjusted” amounts and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis.

In addition, due to the significant impact of COVID-19 on prior-year figures, this release will also include periodic comparisons to 2019 for additional context.

Third Quarter 2021 Income Statement Review

Revenue increased to $652 million, a 12 percent increase on a reported basis and 11 percent in constant currency over the same period in the prior year.

Revenue increases compared to the prior year were primarily driven by strength in Digital, including own.com and digital wholesale, as well as improved performance across the U.S. wholesale business and positive trends in international markets. Gains in the quarter were somewhat offset by the impacts of the previously announced strategic actions related to VF Outlet store closures and the discontinuation of the sale of third-party branded merchandise in all stores. Compared to revenue in the third quarter of 2019, reported revenue increased 2 percent, or up 11 percent excluding the strategic actions.

U.S. revenue was $493 million, increasing 8 percent over the same period in the prior year driven by growth in U.S. wholesale, including new business development wins and strength in Digital, with own.com increasing 52 percent and digital wholesale increasing 90 percent. Compared to revenue in the third quarter of 2019, own.com and digital wholesale increased 118 percent and 237 percent, respectively.

International revenue was $159 million, a 25 percent increase over the same period in the prior year on a reported basis and 20 percent in constant currency. China increased 22 percent over the same period in the prior year on a reported basis and 14 percent in constant currency. The European business increased 19 percent over the same period in the prior year on both a reported and constant currency basis.

Wrangler brand global revenue increased to $422 million, a 22 percent increase over the same period in the prior year on a reported basis and 21 percent in constant currency. Wrangler U.S. revenue increased 20 percent compared to the same period last year, driven by increases in Digital, Western and Outdoor.

Lee brand global revenue increased to $228 million, a 6 percent increase over the same period in the prior year on a reported basis and 4 percent in constant currency. In the U.S., strength from improving sell through of new programs and increases in Digital was more than offset by the previously mentioned strategic actions, demand fulfillment challenges, and comparisons to a significant new distribution gain in the third quarter of 2020. Lee U.S. revenue decreased 4 percent compared to the same quarter last year, but is expected to return to strong growth in the fourth quarter.

Other global revenue declined to $3 million driven by impacts from the strategic actions related to VF Outlet operations.

Gross margin increased 20 basis points to 44.4 percent of revenue, compared to the same period in the prior year. Adjusted gross margin increased 80 basis points to 44.1 percent of revenue, compared to the same period in the prior year. Favorable channel, customer and product mix, as well as business model changes, were the primary drivers of gross margin gains in the quarter. Higher transitory air freight expenses in support of strong demand negatively impacted gross margin by 180 basis points in the quarter. Compared to the third quarter of 2019, adjusted gross margin increased 320 basis points.

Selling, General & Administrative (SG&A) expenses were $204 million on a reported basis. Adjusted SG&A was $186 million, or 28.5 percent of revenue, up 290 basis points compared to the same period in the prior year. Adjustments primarily relate to costs associated with the global ERP implementation and information technology infrastructure build-out. Higher demand creation, digital investments and compensation costs more than offset better fixed cost leverage on improving revenue and restructuring benefits. Prior year comparisons were affected by reduced spending in 2020 in light of COVID uncertainty.

Operating income on a reported basis was $86 million. Adjusted operating income was $102 million, down 1 percent compared to the same period in the prior year. Adjusted operating margin decreased 200 basis points to 15.6 percent of revenue, driven by normalizing of COVID-related expense, as well as higher transitory air freight expenses and amplified investments in demand creation to drive future accelerating revenue growth. These investments more than offset structural gross margin improvements and fixed cost leverage on improving revenue.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) on a reported basis was $94 million. Adjusted EBITDA was $111 million, increasing 1 percent compared to the same period in the prior year. Adjusted EBITDA margin decreased 190 basis points to 16.9 percent of revenue.

Earnings per share was $1.07 on a reported basis compared to $1.05 in the same period in the prior year. Adjusted earnings per share was $1.28 compared to $1.33 in the same period in the prior year.

October 2, 2021, Balance Sheet and Liquidity Review

The Company ended the third quarter of 2021 with $215 million in cash and equivalents, and approximately $0.8 billion in long-term debt.

As of October 2, 2021, the Company had no outstanding borrowings under the Revolving Credit Facility and $488 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.46 per share, an increase of $0.06 or 15 percent. Consistent with a commitment to return cash to shareholders, the Company repurchased $10 million in common stock during the third quarter. When combined with the strong dividend, the Company has returned a total of $79 million to shareholders fiscal year-to-date. The Company plans on continuing to use its share repurchase program to offset dilution, while also opportunistically buying shares as market conditions warrant.

Inventory at the end of the third quarter of 2021 was $409 million, down 5 percent compared to the prior-year period. Excluding balances related to VF Outlet and India, inventory at the end of the third quarter of 2021 increased 4 percent compared to the prior-year period.

Outlook

The Company is raising its fiscal 2021 Outlook. While the impacts from the COVID-19 pandemic and macroeconomic factors remain uncertain, the Company is updating its fiscal 2021 guidance as follows:

•Revenue is now expected to increase at a high-teens percentage over 2020, to $2.47 billion to $2.48 billion, as compared to a mid-teens percentage in the prior guidance,

including a mid-single digit adverse impact from the VF Outlet actions and India business model change.

•Adjusted gross margin is now expected to increase at the high end of the prior guidance range of 44.5 percent to 45.0 percent of revenue, compared to 41.2 percent achieved in 2020. The increase is expected to be driven by growth in more accretive channels such as Digital and International, somewhat tempered by higher transitory air freight expenses in support of strong demand.

•SG&A investments will continue to be made in brands and capabilities. Due to the strengthening revenue and gross margin outlook, during the fourth quarter, the Company expects to make incremental SG&A investments in demand creation and Digital to support expected accelerating revenue growth in 2022.

•Adjusted EPS is now expected to be in the range of $4.15 to $4.20, as compared to $3.90 to $4.00 in the prior guidance, driven by operational performance. This EPS guidance includes a $0.20 impact from the incremental demand creation and Digital investments in the fourth quarter referenced above, somewhat offset by lower interest expense, a lower expected effective tax rate and year-to-date share repurchases, which in aggregate should benefit EPS by $0.19.

•Capital Expenditures are expected to be in the range of $40 million to $50 million, including $25 million to $30 million associated with the implementation of the Company’s new global ERP system.

•For 2021, an effective tax rate of approximately 21 percent is expected, compared to 22 percent in the prior guidance. Interest expense is expected to be approximately $35 million to $40 million, compared to approximately $40 million to $45 million in the prior guidance.

Webcast Information

Kontoor Brands will host its third quarter 2021 conference call beginning at 8:30 a.m. Eastern Time today, November 4, 2021. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during the third quarter of 2021 and 2020 primarily represent costs associated with the Company’s global ERP implementation and information technology infrastructure build-out. Adjustments during the third quarter of 2019 primarily represent restructuring and separation costs, a non-cash impairment charge related to our Rock & Republic® trademark and other adjustments. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies. A reconciliation of non-GAAP forward looking information to the corresponding GAAP measures cannot be provided without unreasonable efforts due to the challenge in quantifying various items including, but not limited to, the effects of foreign currency movements, ERP implementation expenses, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with the COVID-19 pandemic, which could continue to result in closed factories and stores, reduced workforces, supply chain interruption, and reduced consumer traffic and purchasing; the level of consumer demand for apparel; intense industry competition; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the ability to accurately forecast demand for products; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; reliance on a small number of large customers; the ability to implement the Company’s business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; operational difficulties and additional expenses related to the Company’s design and implementation of its enterprise resource planning software system; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; foreign currency fluctuations; the impact of climate change and related legislative and regulatory responses; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; the Company’s ability to maintain effective internal controls; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover provisions in the Company’s organizational documents; the failure to declare future cash dividends; and fluctuations in the amount and frequency of the Company’s share repurchases. Many of the foregoing risks and uncertainties will continue to be exacerbated by the COVID-19 pandemic and any continued worsening of the global business and economic environment as a result. More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Vice President, Corporate Finance and Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Vanessa McCutchen, (336) 332-5612
Vice President, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September		%	Nine Months Ended September		%
(Dollars in thousands, except per share amounts)	2021	2020	Change	2021	2020	Change
Net revenues	$652,298	$583,222	12%	$1,794,825	$1,436,974	25%
Costs and operating expenses
Cost of goods sold	362,735	325,512	11%	978,558	854,134	15%
Selling, general and administrative expenses	203,583	174,846	16%	601,934	521,935	15%
Total costs and operating expenses	566,318	500,358	13%	1,580,492	1,376,069	15%
Operating income	85,980	82,864	4%	214,333	60,905	252%
Interest expense	(7,156)	(13,249)	(46)%	(26,588)	(37,308)	(29)%
Interest income	345	283	22%	1,024	1,255	(18)%
Other expense, net	(676)	(751)	(10)%	(1,073)	(1,710)	(37)%
Income before income taxes	78,493	69,147	14%	187,696	23,142	711%
Income taxes	15,080	8,362	80%	36,183	(1,669)	2,268%
Net income	$63,413	$60,785	4%	$151,513	$24,811	511%
Earnings per common share
Basic	$1.10	$1.07		$2.63	$0.44
Diluted	$1.07	$1.05		$2.56	$0.43
Weighted average shares outstanding
Basic	57,648	57,007		57,535	56,938
Diluted	59,282	57,642		59,180	57,669
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended September 2021 and September 2020 relate to the 13-week and 39-week fiscal periods ended October 2, 2021 and September 26, 2020, respectively. References to September 2021, December 2020 and September 2020 relate to the balance sheets as of October 2, 2021, January 2, 2021 and September 26, 2020, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 2021	December 2020	September 2020
ASSETS
Current assets
Cash and equivalents	$215,442	$248,138	$285,251
Accounts receivable, net	269,874	231,397	221,971
Inventories	409,110	340,732	432,280
Prepaid expenses and other current assets	93,922	81,413	81,781
Total current assets	988,348	901,680	1,021,283
Property, plant and equipment, net	106,959	118,897	122,739
Operating lease assets	56,555	60,443	71,075
Intangible assets, net	14,975	15,991	16,458
Goodwill	212,503	213,392	212,637
Other assets	233,842	235,413	224,532
TOTAL ASSETS	$1,613,182	$1,545,816	$1,668,724
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$254	$1,114	$148
Current portion of long-term debt	18,125	25,000	15,625
Accounts payable	244,681	167,240	207,564
Accrued liabilities	218,058	192,952	206,521
Operating lease liabilities, current	23,480	27,329	33,065
Total current liabilities	504,598	413,635	462,923
Operating lease liabilities, noncurrent	36,329	39,806	43,023
Other liabilities	114,088	119,777	115,040
Long-term debt	773,413	887,957	1,021,710
Commitments and contingencies
Total liabilities	1,428,428	1,461,175	1,642,696
Total equity	184,754	84,641	26,028
TOTAL LIABILITIES AND EQUITY	$1,613,182	$1,545,816	$1,668,724

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September
(In thousands)	2021	2020
OPERATING ACTIVITIES
Net income	$151,513	$24,811
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	26,675	24,384
Stock-based compensation	29,211	9,738
Other	1,953	70,750
Cash provided by operating activities	209,352	129,683
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(6,642)	(16,481)
Capitalized computer software	(23,536)	(30,038)
Proceeds from sales of assets	95	13,068
Other	(1,873)	(3,651)
Cash used by investing activities	(31,956)	(37,102)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	—	512,500
Repayments under revolving credit facility	—	(387,500)
Payment of deferred financing costs	—	(4,346)
Repayments of term loans	(125,000)	—
Repurchases of Common Stock	(10,006)	—
Dividends paid	(69,068)	(31,877)
Proceeds from issuance of Common Stock, net of shares withheld for taxes	(2,209)	(2,800)
Other	(562)	(885)
Cash (used) provided by financing activities	(206,845)	85,092
Effect of foreign currency rate changes on cash and cash equivalents	(3,247)	770
Net change in cash and cash equivalents	(32,696)	178,443
Cash and cash equivalents – beginning of period	248,138	106,808
Cash and cash equivalents – end of period	$215,442	$285,251

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended September		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2021	2020
Segment revenues:
Wrangler	$421,508	$346,629	22%	21%
Lee	227,973	214,440	6%	4%
Total reportable segment revenues	649,481	561,069	16%	15%
Other revenues (b)	2,817	22,153	(87)%	(87)%
Total net revenues	$652,298	$583,222	12%	11%
Segment profit:
Wrangler	$77,184	$76,908	—%	—%
Lee	42,969	40,968	5%	1%
Total reportable segment profit	$120,153	$117,876	2%	1%
Corporate and other expenses	(35,051)	(31,347)	12%	11%
Interest expense	(7,156)	(13,249)	(46)%	(46)%
Interest income	345	283	22%	10%
Profit (loss) related to other revenues (b)	202	(4,416)	105%	104%
Income before income taxes	$78,493	$69,147	14%	12%

	Nine Months Ended September		% Change	% Change Constant Currency (a)
	2021	2020
Segment revenues:
Wrangler	$1,131,631	$901,670	26%	25%
Lee	654,135	483,162	35%	31%
Total reportable segment revenues	1,785,766	1,384,832	29%	27%
Other revenues (b)	9,059	52,142	(83)%	(83)%
Total net revenues	$1,794,825	$1,436,974	25%	23%
Segment profit:
Wrangler	$214,001	$139,709	53%	53%
Lee	112,583	23,524	379%	360%
Total reportable segment profit	$326,584	$163,233	100%	97%
Corporate and other expenses	(113,585)	(90,917)	25%	24%
Interest expense	(26,588)	(37,308)	(29)%	(29)%
Interest income	1,024	1,255	(18)%	(23)%
Profit (loss) related to other revenues (b)	261	(13,121)	102%	101%
Income before income taxes	$187,696	$23,142	711%	691%
(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category in order to reconcile segment revenues and segment profit to the Company's operating results, but the Other category is not considered a reportable segment based on evaluation of aggregation criteria. Other primarily includes other revenue sources, including sales and licensing of Rock & Republic® apparel. Other also included sales of third-party branded merchandise at VF Outlet stores through the first quarter of 2021. During 2020, the Company decided to discontinue the sale of third-party branded merchandise in all VF Outlet stores, exit certain VF Outlet stores and convert all remaining locations to Lee Wrangler OutletTM and Lee Wrangler Clearance CenterTM retail stores. Sales of Wrangler® and Lee® branded products in our retail stores are not included in Other and are reported in the respective segments.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended September 2021
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$421,508	$(1,176)	$420,332
Lee	227,973	(5,011)	222,962
Total reportable segment revenues	649,481	(6,187)	643,294
Other revenues	2,817	(23)	2,794
Total net revenues	$652,298	$(6,210)	$646,088
Segment profit:
Wrangler	$77,184	$33	$77,217
Lee	42,969	(1,400)	41,569
Total reportable segment profit	$120,153	$(1,367)	$118,786
Corporate and other expenses	(35,051)	270	(34,781)
Interest expense	(7,156)	3	(7,153)
Interest income	345	(35)	310
Profit (loss) related to other revenues	202	(25)	177
Income before income taxes	$78,493	$(1,154)	$77,339

	Nine Months Ended September 2021
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$1,131,631	$(8,804)	$1,122,827
Lee	654,135	(19,666)	634,469
Total reportable segment revenues	1,785,766	(28,470)	1,757,296
Other revenues	9,059	(144)	8,915
Total net revenues	$1,794,825	$(28,614)	$1,766,211
Segment profit:
Wrangler	$214,001	$(512)	$213,489
Lee	112,583	(4,435)	108,148
Total reportable segment profit	$326,584	$(4,947)	$321,637
Corporate and other expenses	(113,585)	406	(113,179)
Interest expense	(26,588)	9	(26,579)
Interest income	1,024	(57)	967
Profit (loss) related to other revenues	261	(70)	191
Income before income taxes	$187,696	$(4,659)	$183,037

Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended September
(In thousands, except for per share amounts)	2021	2020	2019

Cost of goods sold - as reported under GAAP	$362,735	$325,512	$382,181
Restructuring & separation costs (a)	1,821	5,384	(4,867)
Adjusted cost of goods sold	$364,556	$330,896	$377,314

Selling, general and administrative expenses - as reported under GAAP	$203,583	$174,846	$192,293
Restructuring & separation costs (a)	(17,685)	(25,340)	(14,490)
Adjusted selling, general and administrative expenses	$185,898	$149,506	$177,803

Other expense, net - as reported under GAAP	$(676)	$(751)	$(1,456)
Other adjustments (b)	525	442	1,183
Adjusted other expense, net	$(151)	$(309)	$(273)

Diluted earnings per share - as reported under GAAP	$1.07	$1.05	$0.25
Restructuring & separation costs (a)	0.21	0.27	0.26
Non-cash impairment of intangible asset (c)	—	—	0.44
Adjusted diluted earnings per share	$1.28	$1.33	$0.95

Net income - as reported under GAAP	$63,413	$60,785	$14,502
Income taxes	15,080	8,362	1,642
Interest expense	7,156	13,249	14,140
Interest income	(345)	(283)	(712)
EBIT	$85,304	$82,113	$29,572

Depreciation and amortization - as reported under GAAP	$8,926	$9,165	$6,995
Restructuring & separation costs (a)	(106)	(2,238)	—
Adjusted depreciation and amortization	$8,820	$6,927	$6,995

EBITDA	$94,230	$91,278	$36,567
Restructuring & separation costs (a)	15,758	17,718	19,357
Non-cash impairment of intangible asset (c)	—	—	32,636
Other adjustments (b)	525	442	1,183
Adjusted EBITDA	$110,513	$109,438	$89,743

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the following pages. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) During the three months ended September 2021, September 2020 and September 2019, restructuring and separation costs included charges of $18.1 million, $21.7 million and $7.7 million, respectively, related to the Company's global ERP system and information technology infrastructure build-out. During the three months ended September 2021, restructuring and separation costs also related to strategic actions taken by the Company, including charges resulting from the Company's transition of our India business to a licensed model. During the three months ended September 2020, restructuring and separation costs also included charges related to strategic actions taken by the Company, which included a $6.6 million gain on the sale of manufacturing assets. During the three months ended September 2019, restructuring and separation costs also included charges related to the spin-off from VF Corporation and establishment of Kontoor as a standalone public company. Total restructuring and separation costs resulted in a corresponding tax impact of $3.5 million, $4.2 million and $4.5 million for the three months ended September 2021, September 2020 and September 2019, respectively.
(b) Other adjustments have been made for the three months ended September 2021, September 2020 and September 2019 to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense in the calculation of adjusted EBITDA for debt compliance purposes.
(c) Non-cash impairment of intangible asset for the three months ended September 2019 represents a write-down of the Rock & Republic® trademark intangible asset to reflect fair value. The $32.6 million impairment charge resulted in a tax impact of $(7.4) million for the three months ended September 2019.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended September
	2021		2020		2019
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$652,298	$652,298	$583,222	$583,222	$638,138	$638,138

Gross profit	$289,563	$287,742	$257,710	$252,326	$255,957	$260,824
As a percentage of total net revenues	44.4%	44.1%	44.2%	43.3%	40.1%	40.9%

Selling, general and administrative expenses	$203,583	$185,898	$174,846	$149,506	$192,293	$177,803
As a percentage of total net revenues	31.2%	28.5%	30.0%	25.6%	30.1%	27.9%

Non-cash impairment of intangible asset	$—	$—	$—	$—	$32,636	$—

Operating income	$85,980	$101,844	$82,864	$102,820	$31,028	$83,021
As a percentage of total net revenues	13.2%	15.6%	14.2%	17.6%	4.9%	13.0%
Earnings per common share - diluted	$1.07	$1.28	$1.05	$1.33	$0.25	$0.95

EBIT	$85,304	$101,693	$82,113	$102,511	$29,572	$82,748

EBITDA	$94,230	$110,513	$91,278	$109,438	$36,567	$89,743
As a percentage of total net revenues	14.4%	16.9%	15.7%	18.8%	5.7%	14.1%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the previous pages.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended September 2021
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$344,277	$105,779	$2,226	$452,282
Non-U.S. Wholesale	48,558	86,494	446	135,498
Direct-to-Consumer	28,673	35,700	6	64,379
Other	—	—	139	139
Total	$421,508	$227,973	$2,817	$652,298

Geographic revenues
U.S.	$368,507	$121,951	$2,371	$492,829
International	53,001	106,022	446	159,469
Total	$421,508	$227,973	$2,817	$652,298

	Three Months Ended September 2020
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$285,639	$105,757	$2,259	$393,655
Non-U.S. Wholesale	35,724	70,555	1,124	107,403
Direct-to-Consumer	25,266	38,128	8	63,402
Other	—	—	18,762	18,762
Total	$346,629	$214,440	$22,153	$583,222

Geographic revenues
U.S.	$307,512	$126,912	$21,029	$455,453
International	39,117	87,528	1,124	127,769
Total	$346,629	$214,440	$22,153	$583,222

	Three Months Ended September 2019
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total

Geographic revenues
U.S.	$302,819	$115,700	$38,263	$456,782
International	64,387	116,521	448	181,356
Total	$367,206	$232,221	$38,711	$638,138

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the previous pages.

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended September
(Dollars in thousands)	2021	2020	2019	2021 to 2020		2021 to 2019
	Reported	Reported	Reported	% Change Reported	% Change Constant Currency	% Change Reported
Wrangler U.S.	$368,507	$307,512	$302,819	20%	20%	22%
Lee U.S.	121,951	126,912	115,700	(4)%	(4)%	5%
Other	2,371	21,029	38,263	(89)%	(89)%	(94)%
Total U.S. revenues	$492,829	$455,453	$456,782	8%	8%	8%

Wrangler International	$53,001	$39,117	$64,387	35%	32%	(18)%
Lee International	106,022	87,528	116,521	21%	15%	(9)%
Other	446	1,124	448	(60)%	(62)%	0%
Total International revenues	$159,469	$127,769	$181,356	25%	20%	(12)%

Global Wrangler	$421,508	$346,629	$367,206	22%	21%	15%
Global Lee	227,973	214,440	232,221	6%	4%	(2)%
Global Other	2,817	22,153	38,711	(87)%	(87)%	(93)%
Total revenues	$652,298	$583,222	$638,138	12%	11%	2%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the previous pages.

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.